FOR FURTHER INFORMATION:



CONTACT FOR BROOKDALE:                               CONTACT FOR CAPITAL Z:
Mark J. Schulte                                      Tracey T. Stearns
President and Chief Executive Officer                Kekst and Company
Brookdale Living Communities, Inc.                   (212) 521-4800
(312) 977-3700

Sharon J. Erikson
Vice President
Fleishman Hillard
(312) 751-8878

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 28, 1999


                       BROOKDALE LIVING COMMUNITIES, INC.
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                   ANNOUNCES AGREEMENT TO SELL $100 MILLION OF
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                  CONVERTIBLE SUBORDINATED NOTES TO CAPITAL Z
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CHICAGO,  IL,  April 28, 1999 -- Brookdale  Living  Communities,  Inc.  (NASDAQ:
BLCI), a national provider of senior and assisted living services to the elderly, today announced that it has executed a definitive agreement for a strategic investment in the Company of $100 million by Capital Z Financial Services Fund II, L.P. The Company intends to use the net proceeds of the private offering for repayment of indebtedness, for working capital and general corporate purposes.

Under the terms of the agreement, Capital Z, a $1.85 billion global private equity fund specializing in the healthcare services, financial services, and insurance sectors, will purchase

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newly issued 5.5% Convertible Subordinated Notes due 2009 (the "Notes") that are convertible into the Company's common stock at $18.25 per common share. On a fully converted basis, Capital Z's investment represents approximately 30% of Brookdale's outstanding common stock. The Notes are callable by the Company at any time after the third anniversary at a price of 103%, declining ratably to par after the fifth anniversary.

Additionally, the agreement calls for Capital Z to be granted two seats on Brookdale's Board of Directors, increasing the Board's size from seven to nine. The closing of the transaction is expected to occur on or about May 14, 1999.

In a statement, Mark J. Schulte, Brookdale's President and Chief Executive Officer, said: "We welcome the strong support of Capital Z through their $100 million investment in the Company. Capital Z has a superb investment track record and, with this capital, we will be able to advance our business plan more aggressively, focusing on the continued growth of our quality senior and assisted living portfolio."

Mr. Schulte added, "We are in an excellent position to further our stature as one of the leading providers of senior independent and assisted living services in the nation."

Paul H. Warren, partner of Capital Z, said, "We are extremely pleased to partner with Mark Schulte and his management team. In our view, Brookdale is one of the most successful operators in the rapidly expanding market for senior and assisted living services. The Company has a proven business model and an exciting business plan."

Mr. Warren continued, "The rapidly growing senior population, the widening consumer demand for senior and assisted living alternatives and the private pay nature of the business make for a very attractive investment for us. Clearly, we believe Brookdale will be a significant beneficiary of this demand and look forward to working with the Company during what should be a period of dramatic growth."

Brookdale Living Communities, Inc. is a provider of upscale senior and assisted living services to the elderly, with 19 facilities in 11 states containing an aggregate of approximately 4,168 units located in urban and suburban areas of major metropolitan markets. In addition, the Company

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has five facilities containing  approximately 1,100 units under construction and another five facilities with a total of 1,100 units under development and scheduled to start construction in the next twelve months. Merrill Lynch & Co. acted as Brookdale's financial advisor in the transaction and Prudential Securities, Inc., who initiated the transaction, acted as Capital Z's financial advisor.

Based in New York, Capital Z Financial Services Fund II, L.P. is a $1.85 billion global private equity fund that focuses exclusively on investments in the insurance, financial services and healthcare services industries. The fund, which was formed in August 1998, is managed by Capital Z Partners, a global alternative asset management firm headquartered in New York City with offices or affiliates in London and Hong Kong. Capital Z Partners also manages Capital Z Investments, L.P., a $1.5 billion fund which focuses exclusively on investments in private equity funds, hedge funds and other alternative investment vehicles. Since 1990, Capital Z Partners and its predecessor funds have invested in excess of $1.5 billion in over 50 transactions with an aggregate market value in excess of $12 billion.

The Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

This news release contains certain forward-looking statements. When used in this news release, the words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, such as the risks detailed in Brookdale's filings with the Securities and Exchange Commission.

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